                                                                      Exhibit 12


                              AMPHENOL CORPORATION

                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

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
                                                    Amphenol Historical
                                                    -------------------

                                                  Year Ended December 31,
                                     --------------------------------------------------
                                       1996      1995      1994       1993       1992
                                     --------  --------  --------   --------   --------
Income from continuing
 operations before income taxes
 and extraordinary items ..........  $109,665  $104,627  $ 69,509   $ 38,076   $ 11,367
Non-recurring acquisition
 expenses..........................        --        --        --        --       4,130
Undistributed earnings of
 investments ......................        --        60      (272)      (410)      (371)
                                     --------  --------  --------   --------   --------
                                      109,665   104,687    69,237     37,666     15,126
                                     --------  --------  --------   --------   --------

Fixed charges:
   Interest .......................    24,617    25,548    30,382     41,184     29,285
   Other financing fees ...........     3,504     3,902     3,180      1,186        875
   Appropriate portion of rentals
   representative of the interest
   factor .........................     4,072     3,865     3,369      3,422      3,304
                                     --------  --------  --------   --------   --------
    Total fixed charges ...........    32,193    33,315    36,931     45,792     33,464
                                     --------  --------  --------   --------   --------

Earnings from continuing operations
  before undistributed earnings of
  investments, income taxes, fixed
  charges and extraordinary items..  $141,858  $138,002  $106,168    $83,458   $ 48,590
                                     ========  ========  ========    =======   ========
Ratio of earnings to fixed charges.       4.4x      4.1x      2.9x       1.8x       1.5x
                                     ========  ========  ========    =======   ========
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